Exhibit 99.1

SERA PROGNOSTICS REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Company Drives Significant Increases in Test Volume and Ordering Providers with Florida Becoming Second Medicaid State Covering Test

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PreTRM® test volume increases 54% sequentially and approximately five-fold from 1Q26
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Ordering healthcare providers increase 34% sequentially and approximately three-fold from 1Q26
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Florida provides Medicaid coverage for PreTRM® with established fee schedule pricing
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PreTRM® mentioned in European Association for Perinatal Medicine guidelines
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Started CE Mark submission for PreTRM® Global in Europe
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Company scales commercial organization to support anticipated test volume ramp in fiscal year 2027

Salt Lake City – November 4, 2026 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the third quarter ended September 30, 2026.

“The third quarter marked an important step forward as we continued our transition from evidence generation to commercial execution,” said Zhenya Lindgardt, President and Chief Executive Officer of Sera Prognostics. “We delivered strong growth in physician adoption and test volume, saw expanded reimbursement through a second state Medicaid coverage win in Florida, advanced our commercial payer initiatives, and continued to strengthen our clinical and health economic evidence base. Furthermore, following strong supporting evidence, we are working with our notified body to submit our CE Mark for our kit-based PreTRM® Global test. We believe these accomplishments further validate our strategy and position us well as we work toward establishing PreTRM as a foundational component of prenatal care.”

Fiscal Third Quarter 2026 Financial Highlights:

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PreTRM test volumes increased 54% sequentially and almost five-fold from the 1Q26 following the PRIME study publication early this year and recent commercial leadership team hires.
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Total PreTRM test revenue in the quarter was $42,000 representing a 163% increase on a year-over-year basis. Revenue was negatively impacted in the quarter due to lower test average selling prices (ASPs) due to a higher mix of low or non-reimbursed tests.
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Operating expenses in the quarter declined 11% sequentially from the 2Q26 followed cost reduction initiatives that were implemented in June 2026. This was partially offset by increased commercial spending to support commercial launches in Illinois and Florida following the establishment of Medicaid coverage. Additionally, the company has approximately $0.4 million in the quarter in severance related expenses tied to the restructuring.
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Cash, cash equivalents and marketable investment securities ended the quarter at $72.8 million with total cash burn from operations in the fiscal third quarter of $7.3 million.

Fiscal Third Quarter 2026 Business Highlights:

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Following the passage of Florida’s biomarker testing legislation (Chapter 2024-249) in 2024, the Florida Agency for Health Care Administration has added the PreTRM test’s PLA code 0247U to its covered biomarker test list and to the Florida Medicaid laboratory fee schedule. This creates biomarker-testing coverage requirements within Medicaid managed care and establishes coverage for the test for Florida Medicaid patients. Florida has approximately 4 million Medicaid beneficiaries and approximately 90,000 Medicaid births per year. This brings total covered Medicaid lives to approximately 7 million patients.
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After the enactment of Illinois legislation establishing Medicaid coverage for the PreTRM test, the test’s PLA code 0247U was added to the Illinois Medicaid fee schedule at $525, with no prior authorization required. We have completed Medicaid credentialing in the state of Illinois and are actively working on contracting with Medicaid managed care plans in the state.
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Launched our fourth payer partnership program, a state-based initiative with a national payer designed to expand implementation of PreTRM test-guided care and further demonstrate the clinical and economic value of the PreTRM test within real-world payer populations. We are currently in discussions with one of the largest commercial insurers regarding a large multi-state, multi-thousand-patient pilot with planned initiation in fiscal year 2027.
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Our sales team expanded by 25% in the third quarter of 2026 to support Illinois commercialization and further expanded the team in early October 2026 to support our Florida commercialization plan.
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As planned based upon European registration study results, we are now starting the submission process for CE Mark with our notified body.
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The European Association of Perinatal Medicine referenced the PreTRM test as a potential tool to support improved prediction of preterm birth risk in its recently released guidelines.
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Published a PRIME randomized controlled trial subgroup analysis in The Journal of Maternal-Fetal & Neonatal Medicine demonstrating that PreTRM test-guided care resulted in a 22% reduction in NICU admissions among first-time mothers, further strengthening the clinical evidence supporting the use of the PreTRM test to identify risk and inform proactive pregnancy management.
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Two analyses from the PRIME randomized controlled trial were presented at the 2026 Society for Maternal-Fetal Medicine Global Congress, including an oral presentation evaluating outcomes among first-time mothers and a health economic analysis recognized among the top five posters in its session.

Conference Call Information

Sera Prognostics will host a corresponding conference call and live webcast today to discuss third quarter 2026 operational highlights, financial results and recent business highlights at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:

US domestic callers: (800) 836-8184

International callers: (646) 517-4150

Webcast Registration Link: https://app.webinar.net/wK8exGQrE0B

Live audio of the webcast will be available online from the Investors page of the Company’s website at www.sera.com. The webcast will be archived on the Investors page and will be available for one year.

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth

Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2025 March of Dimes Report Card shows that, for the fourth consecutive year, the United States earned a D+ grade for preterm birth, marking the longest stretch of the lowest grade in Report Card history. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.

About the PreTRM® Test

The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 to 21 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.

Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the date and time and content of the Company’s quarterly earnings release and conference call; availability of a recording of the conference call on the Company’s website; the application for a CE Mark for the Company’s kit-based PreTRM® Global test in Europe; establishing PreTRM as a foundational component of prenatal care; contracting with Medicaid managed care plans in Illinois; discussions with one of the largest commercial insurers regarding a large multi-state, multi-thousand-patient pilot with planned initiation in fiscal year 2027; and the Company’s strategic directives under the caption “About

Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts:

Investor Contact

Scott Gleason

sgleason@sera.com

+1 (801) 657-9803

Media Contact

Nicole Kaplan at Allison Worldwide

sera@allisonworldwide.com

+1 (847) 721-6033

SERA PROGNOSTICS, INC.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue	$42	$16	$86	$71
Operating expenses:
Cost of revenue	61	41	153	122
Research and development	2,722	3,284	9,245	9,955
Selling and marketing	2,252	1,592	6,507	4,883
General and administrative	3,894	4,079	12,432	12,661
Total operating expenses	8,929	8,996	28,337	27,621
Loss from operations	(8,887)	(8,980)	(28,251)	(27,550)
Interest expense	(2)	(2)	(5)	(8)
Other income, net	836	1,168	2,665	3,511
Net loss	$(8,053)	$(7,814)	$(25,591)	$(24,047)
Net loss per share, basic and diluted	$(0.16)	$(0.16)	$(0.51)	$(0.51)
Weighted-average shares outstanding, basic and diluted	50,790,038	49,525,108	50,510,533	46,880,876

SERA PROGNOSTICS, INC.

Condensed Balance Sheets

(unaudited)

(in thousands)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$3,986	$3,944
Marketable securities	40,103	35,257
Accounts receivable	17	12
Prepaid expenses and other current assets	2,114	1,557
Total current assets	46,220	40,770
Property and equipment, net	1,723	1,149
Long-term marketable securities	28,741	56,579
Intangible assets, net	859	910
Other assets	2,437	2,525
Total assets	$79,980	$101,933
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,164	$862
Accrued and other current liabilities	3,095	3,009
Finance lease obligation, current portion	—	2
Deferred revenue	20,268	20,315
Total current liabilities	24,527	24,188
Operating lease obligation, net of current portion	3,017	2,337
Total liabilities	27,544	26,525
Commitments and contingencies
Stockholders’ equity:
Common stock, Class A and Class B	4	4
Additional paid-in capital	390,013	386,864
Accumulated other comprehensive (loss) income	(268)	262
Accumulated deficit	(337,313)	(311,722)
Total stockholders' equity	52,436	75,408
Total liabilities and stockholders' equity	$79,980	$101,933

SERA PROGNOSTICS, INC.

Condensed Statements of Cash Flows

(unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2026	2025
Cash flows from operating activities
Net loss	$(25,591)	$(24,047)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	576	696
Stock-based compensation	2,939	4,091
Non-cash lease expense	212	426
Non-cash investment income, net	53	72
Other	(18)	(5)
Changes in operating assets and liabilities:
Accounts receivable	(5)	20
Other receivables	—	19
Prepaid expenses and other assets	(607)	115
Accounts payable	277	(915)
Accrued and other current liabilities	(172)	(71)
Deferred revenue	(47)	96
Net cash used in operating activities	(22,383)	(19,503)
Cash flows from investing activities
Purchases of marketable securities	(13,699)	(79,832)
Proceeds from maturities and sales of marketable securities	36,110	45,836
Purchases of property and equipment	(158)	(396)
Purchase of intangible assets	(36)	—
Net cash provided by (used in) investing activities	22,217	(34,392)
Cash flows from financing activities
Proceeds from public offering of common stock, net of issuance costs	—	53,610
Proceeds from exercise of stock options	111	441
Proceeds from employee stock purchase plan	99	75
Finance lease principal payments	(2)	(193)
Net cash provided by financing activities	208	53,933
Net increase in cash and cash equivalents	42	38
Cash and cash equivalents at beginning of period	3,944	4,043
Cash and cash equivalents at end of period	$3,986	$4,081
Supplemental disclosure of cash flow information
Cash paid for interest	$5	$7
Supplemental disclosure of non-cash investing and financing information
Purchases of property and equipment in accounts payable and accrued and other current liabilities	$42	$6